URNr. 1674 /2018

Share Purchase and Assignment Agreement (Geschäftsanteilskauf- und –Abtretungsvertrag)

On this 27th day of June twothousandandeightteen
before me

Dr. Michael Bohrer
Notar
officially appointed in Munich,
State of Bavaria, Germany

at my offices located at Brienner Straße 29, D-80333 Munich were present:

1. Mr. Philipp **Cotta**,
   born on March 16,1964, lawyer,
   business address: Ganghoferstr. 33, 80339 Munich,
   identified by his German identity card with code LF08JGLF5.

   Mr. Cotta acts not on his own behalf, but - excluding any personal liability - on the basis of a written power of attorney. The power of attorney signed by the managing director Frank Pütz was presented at the beginning of the notarial proceeding in original; a certified copy of the original is attached to this deed. The power of attorney signed by the managing director Gary W. Levine was presented at the beginning of the notarial proceeding in copy. The original will be delivered subsequently; a certified copy of the original is to be attached to this deed and the original shall be valid upon receipt by the Notar, on behalf of

   CSPI Ltd., a company incorporated and registered under the laws of England an Wales and company number 03853020, registered office in:
   12 Oaklands Business Centre, Oaklands Park, Wokingham,
   Berkshire RG41 2FD, Great Britain.

2. Dr. Markus **Ley**,
born on November 29, 1980, lawyer,
business address: Ganghoferstr. 33, 80339 Munich,
identified by his German identitiy card with code LF08JH6N9.

Dr. Ley acts not on his own behalf, but - excluding any personal liability - on the basis of a written power of attorney. A copy of the power of attorney was presented at the beginning of the notarial proceeding. The original will be delivered subsequently; a certified copy of the original is to be attached to this deed and the original shall be valid upon receipt by the Notar, on behalf of

MODCOMP Inc., a stock corporation incorporated in Delaware and with company number 2782297, registered office in:
1182 East Newport Center Drive, Deerfield Beach, FL 33442 USA.

3. Dr. Lothar **Ende**,
born on November 25, 1966,
business address: Neuer Wall 63, 20354 Hamburg,
personylly known to me.

Dr. Ende acts not on his own behalf, but - excluding any personal liability - on the basis of written power of attorney, the original of which was presented at the beginning of the notarial proceeding and a certified copy of this is attached to this deed, on behalf of

Reply AG, a German stock corporation incorporated under the laws of Germany, registered with the commercial register oft he local court of Gütersloh under HRB 10184, registered office in:
Bartholomäusweg 26, 33334 Gütersloh.

The parties applied for notarial recording; furthermore they applied this notarial deed not to be drawn up in the German but in the English language.

Each party being present during the whole proceedings they declared orally:

SHARE PURCHASE AND ASSIGNMENT AGREEMENT
(GESCHÄFTSANTEILSKAUF- UND -ABTRETUNGSVERTRAG)

between

CSPI LTD

as Seller

and

REPLY AG

as Purchaser

in relation to the only share in

MODCOMP GMBH

and

MODCOMP Inc.

as Guarantor

Table of Content (for convenience only)

This share purchase and transfer agreement (the **Agreement**) is made between

(1) **CSPI LTD.**, a company incorporated and registered under the laws of England and Wales and company number 03853020, registered at 12a Oaklands Business Centre, Oaklands Park, Wokingham, Berkshire RG41 2FD, Great Britain (hereinafter referred to as **Seller**); and

(2) **REPLY AG**, a German stock corporation (*Aktiengesellschaft*) incorporated under the laws of Germany, registered in the commercial register (*Handelsregister*) of the local court (*Amtsgericht*) of Gütersloh under HRB 10184, with registered office in Bartholomäusweg 26, 33334 Gütersloh, Germany (hereinafter referred to as the **Purchaser**).

The Seller and the Purchaser are hereinafter also jointly referred to as the **Parties** and each individually a **Party**.

(3) **MODCOMP, Inc.**, a stock corporation incorporated in Delaware with company number 2782297 whose principal office is at 1182 East Newport Center Drive, Deerfield Beach, FL33442 USA (hereinafter referred to as the **Guarantor**), solely for purposes of Clause 18.

PREAMBLE

(A) The Seller is the sole shareholder of **MODCOMP GmbH**, a limited liability company (*Gesellschaft mit beschränkter Haftung*) incorporated under the laws of Germany, registered in the commercial register (*Handelsregister*) of the local court (*Amtsgericht*) of Cologne under HRB 32626, with registered office in Oskar-Jäger-Str. 173, 50825 Cologne, Germany (hereinafter referred to as the **Company**).

(B) The business purpose of the Company as well as the Subsidiaries (as defined below) is the provision of managed security services (hereinafter referred to as the **Business**).

(C) The registered share capital (*Stammkapital*) of the Company amounts to EUR 25,000 and is comprised of one (1) share (no. 1 of the shareholder's list, dated 2 October 2006) with a nominal value (*Nennbetrag*) of EUR 25,000.00 (hereinafter referred to as the **Share**).

(D) The Seller has determined to sell the Share to the Purchaser, and the Purchaser wishes to acquire said Share under the terms and conditions as set out in this Agreement (hereinafter referred to as the **Transaction**).

(E) The Company is the sole shareholder of:

(i) CSPI GmbH, a limited liability company (*Gesellschaft mit beschränkter Haftung*) incorporated under the laws of Germany, registered in the commercial register (*Handelsregister*) of the local court (*Amtsgericht*) of Cologne under HRB 26899, with registered office in Oskar-Jäger-Str. 173, 50825 Cologne, Germany; and

(ii) MCG SYSTEMS AG, a stock corporation (*Aktiengesellschaft*) incorporated under the laws of Germany, registered in the commercial register (*Handelsregister*) of the local court (*Amtsgericht*) of Cologne under HRB 79107, with registered office in Oskar-Jäger-Str. 173, 50825 Cologne, Germany

CSPI GmbH and MCG SYSTEMS AG are hereinafter jointly referred to as the **Subsidiaries**; the Company and the Subsidiaries are hereinafter jointly referred to as the **Group Companies**, or individually as a **Group Company**.

(F) Purchaser is an affiliate of the Italian Reply SpA acting as holding company for a worldwide group of companies (hereinafter referred to as the **Reply Group**).

(G) The Seller has granted a shareholder loan to the Company (hereinafter referred to as the **Shareholder Loan**). The Company plans to fully or partly repay the Shareholder Loan before Closing.

THEREFORE, the Parties herewith agree as follows:

1. DEFINITIONS

The following terms shall have the respective meaning set forth below:

Banking Day shall mean any day (other than Saturday and Sunday) on which commercial banks in Frankfurt/Main and Munich, Germany, are open for general business.

Business Agreements shall have the meaning as listed and defined in **Clause 10.8 (a)**.

Closing Financial Statement shall mean the statement referred to in **Clause 9.1**.

Disposal includes any sale, transfer, mortgage, assignment, grant of options over, charge, pledge, or other disposal or an agreement to sell, transfer, mortgage, assign, grant options over, charge, pledge, or otherwise dispose, or any transaction, which has the same economic effect as a Disposal including, without limitation, any swap or contract for differences, and **Dispose** shall be construed accordingly.

HGB shall mean the German Commercial Code (*Handelsgesetzbuch*-**HGB**).

Material Adverse Change shall mean, in respect of any event or circumstance (or a combination thereof), an effect which has materially impaired or would be reasonably likely to materially impair:

(a) the operation, financial condition, assets or business of any Group Company;

(b) the ability of the Seller and any Group Company to perform or comply with any of its obligations under this Agreement; and

(c) the legality, validity or enforceability of this Agreement.

Material Litigation shall mean any litigation with a total claim value in excess of EUR 200,000.00 (twohundredthousend Euro) e instituted against any of the Group Companies.

Ordinary Course of Business – an action taken by a Group Company will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Group Company in all material respects and is taken in the ordinary course of the normal day-to-day operations of the Group Company.

Revenue or **Revenues** shall mean the cumulated gross inflow of economic benefits (cash, receivables, other assets) arising from the ordinary operating activities of the Group Companies according to HGB (such as sales of goods, sales of services, interest, royalties and dividends).

Seller's Knowledge shall mean the actual knowledge (*positive Kenntnis*) of the following persons: Frank Pütz, Wolfgang Schlegel, Gary Levine as of the Signing Date.

Signing Date shall mean the date on which this Agreement is signed.

2. CONSTRUCTION

2.1 Where the context so admits, the singular includes the plural and vice versa.

2.2 The headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

2.3 Any reference in this Agreement to a document is a reference to that defined document as amended, supplemented or novated from time to time.

2.4 Any reference in this Agreement to a Clause or an Annex shall, subject to any contrary indication, be construed as a reference to a Clause or an Annex hereof.

2.5 This Agreement and the Annexes attached comprise the complete agreement between the Parties.

2.6 Where a German term has been added in parenthesis after an English term, the German term will control, for the purpose of interpreting the English term in the context of the Agreement.

3. SALE AND ASSIGNMENT

3.1 Upon the terms and subject to the conditions of this Agreement and with economic effect *(wirtschaftliche Wirkung)* as of 31 July 2018, 0:00 a.m. (hereinafter referred to as the **Effective Date**) the Seller hereby sells the Share (making up the entire share capital of the Company) and the Purchaser accepts and purchases such Share *(Verkauf)*.

3.2 Subject to (*unter der aufschiebenden Bedingung*) the occurrence of the Condition Precedent as stated in **Clause 4.3** and the Closing Events as stated in **Clause 4.5 (a)** and **(c)** of this Agreement the Seller hereby transfers the Share (making up the entire share capital of the Company) to the Purchaser and the Purchaser accepts such transfer (*Abtretung*).

3.3 Subject to the conditions of this Agreement, the sale and transfer of the Share comprises all rights and obligations pertaining thereto, including all existing and future dividend rights, including profits carried forward and profit reserves, including all undistributed profits generated in past fiscal years, for which until the Effective Date no resolution on their use has been adopted.

4. CLOSING

4.1 The Parties agree that on 31 July 2018, provided by then the Condition Precedent (as defined below) will have been fulfilled or effectively waived (hereinafter referred to as the **Closing Date**), or on such other date as agreed by the Parties, the Parties shall conduct all measures as contemplated under **Clause 4.5** (hereinafter referred to as the **Closing**).

4.2 The Closing shall be conducted remotely via the electronic exchange of documents, or in person if so mutually agreed by the Parties.

4.3 The obligations of the Seller and the Purchaser to carry out the Closing shall be subject to the satisfaction of the following Condition to Closing (hereinafter referred to as the **Condition Precedent**):

The German Federal Cartel Office (*Bundeskartellamt*) (**FCO**) shall have cleared the proposed concentration. This condition shall be deemed satisfied if:

a. The FCO has cleared the proposed concentration in accordance with section 40 para. 2 sentence 1 of the Law against Restraints of Competition (**GWB**); or

b. The Parties involved (*Zusammenschlussbeteiligte*) have received a written notice from the FCO that the facts of the case do not allow a prohibition of the proposed concentration under section 36 GWB; or

c. The FCO fails to notify the Parties in accordance with section 40 para. 1 sentence 1 GWB within one (1) month after receipt of the pre-merger notification that it has commenced a formal investigation of the proposed concentration; or

d. The FCO (i) fails to prohibit the proposed concentration in accordance with section 40 para. 2 sentence 1 GWB within four (4) months after receipt of the pre-merger notification and (ii) fails to come to an agreement with the Parties involved on the extension of such four-month waiting period in accordance with section 40 para. 2 sentence 3 no. 1 GWB; or

e. The FCO fails to (i) prohibit the proposed concentration in accordance with section 40 para. 2 sentence 1 GWB within the agreed extension and (ii) fails to come to an agreement with the Parties involved on a further extension of the (extended) waiting period mentioned in lit. d. of this **Clause 4.3** in accordance with section 40 para. 2 sentence 3 no. 1 GWB.

Neither the Purchaser nor the Seller shall grant their consent and approval to any extension of the waiting period referred to in this **Clause 4.3** without the prior written consent of the other Party.

4.4 The Parties shall use reasonable best efforts in fulfilling the Condition Precedent as soon as possible. Upon fulfilment of the Condition Precedent each Party shall inform the respective other Party of such event.

4.5 On Closing the Parties shall take, or cause to be taken, the following actions, which shall be taken simultaneously (*Zug-um-Zug*) (hereinafter referred to as the **Closing Events**):

(a) The Purchaser shall pay by electronic wire transfer the Closing Payment *minus* the Escrow Amount to the Seller's Account (all as defined below) as per **Clause 6.1**;

(b) The Company shall pay the outstanding amount of the Shareholder Loan, provided and to the extent the Company retains an amount of Cash (as defined in **Clause 7.3** below) of EUR 400,000.00, in accordance with the Pre-Closing Estimate (the **Company Shareholder Loan Payment**); and further provided and to the extent that the Company does not have sufficient funds to pay the then outstanding balance on the Shareholder Loan (after reservation of EUR 400,000.00), the Purchaser shall pay to the Seller the outstanding amount of the Shareholder Loan up to EUR 670,000.00 via electronic wire transfer as per **Clause 6.1** (the **Purchaser Shareholder Loan Payment**, and

together with the Company Shareholder Loan Payment the **Shareholder Loan Payments**).

(c) The Purchaser, Seller and Escrow Agent shall sign and conclude the Escrow Agreement and Purchaser shall pay by electronic wire transfer the Escrow Amount to the Escrow Account as provided in the Escrow Agreement (all as defined below).

(d) Frank Pütz and Wolfgang Schlegel shall sign cancellation agreements with CSPI GmbH and new managing director service agreements with the Company substantially in the form attached as **Annex 4.5 (d)**.

(e) The Purchaser, the Company and the Seller shall sign a transition services agreement for the provision of certain administrative services relating to the operation of the Business for a temporary period following the Closing on such terms and conditions as the Parties shall mutually agree substantially in the form attached as **Annex 4.5(e)**.

Upon the completion or waiver of all Closing Events, the Closing shall be deemed to be fulfilled.

4.6 The Seller undertakes to procure that, between the Signing Date and the Closing Date, the Group Companies shall:

(a) carry on their business in the Ordinary Course of Business substantially as carried on prior to the Effective Date; *provided that*, the Company may make payments on the Shareholder Loan; and

(b) maintain in force all existing insurance policies relating to the assets, business and all operations for the benefit of the Group Companies. Should any of those insurance policies expire within this period, the Seller and the Purchaser shall liaise with regard to a renewal or replacement.

4.7 Since the Signing Date until the Closing Date the Seller shall cause the Group Companies – unless the prior approval of the Purchaser has been obtained in writing – not to:

(a) engage in business transactions outside the Ordinary Course of Business; the term "business transactions" shall include, among others, but is not limited to, entering and termination of agreements of whatever nature, assumption of liabilities or obligations, waiver of rights, transfer of assets, mortgaging, pledging or otherwise encumbering assets, making alterations in keeping books, accounting records or the accounting practices;

(b) make any material changes in the salaries, terms of compensation or benefits of managing directors and employees outside the Ordinary Course of Business;

(c) make or agree on any distribution to the Seller; or

(d) proceed with any redundancy or dismissal of employees or proceed with any engagement of new employees outside the Ordinary Course of Business.

Notwithstanding the foregoing, the Company shall be permitted make payments on the Shareholder Loan.

4.8 The Seller as well as the Purchaser shall be entitled to rescind this Agreement by written notice to the respective other Party if the Condition Precedent under **Clause 4.3** has not been fulfilled or waived by 31 August 2018 at the latest. The Purchaser shall further be entitled to rescind this Agreement until the Closing Date by written notice to the Seller if (i) a Material Adverse Change or a Material Litigation have occurred after the date of signing of this Agreement (the Signing Date) or (ii) the Seller has not acted in accordance with any of its obligations referred to in **Clauses 4.6 (b)** or **4.7 (b)**, **(c)** or **(d)**. The Purchaser shall further be entitled to make a claim for Damages (as defined below) under **Clause 19 (b)**.

4.9 Upon receipt of the Closing Payment minus the Escrow Amount by the Seller and receipt of the Escrow Amount by the Escrow Agent, the Purchaser and the Seller shall inform the acting notary without undue delay in writing or by telefax that the transfer of the Share has become effective. The acting notary is hereby instructed to file, immediately after having received the above information, a new shareholder list in accordance with Section 40 para. 2 of the German Limited Liability Companies Act (*Gesetz betreffend die Gesellschaften mit beschränkter Haftung* – **GmbHG**) with the commercial register of the Company.

4.10 Conditional upon the transfer of the Share becoming effective, the Seller hereby grants power of attorney to the Purchaser to execute all shareholder rights associated with the Share during the time period from the Closing Date until the Purchaser is considered as shareholder of the Company in accordance with Section 16 para 1 sentence 1 GmbHG.

5. PURCHASE PRICE

5.1 The consideration for the sale and transfer of the Share is composed of:

(a) a preliminary purchase price of:

EUR 10,000,000.00
(Euro ten million)

(hereinafter referred to as the **Preliminary Purchase Price**);

plus/minus

(b) the Post-Closing Adjustment calculated as of the Closing Date in accordance with the terms and conditions as set out under **Clause 7**.

5.2 The Preliminary Purchase Price as adjusted pursuant to **Clause 7**, constitutes the Company value as jointly assessed by the Parties and makes up the final consideration for the Share (hereinafter the **Final Purchase Price**).

6. CLOSING DATE PAYMENTS

6.1 On the Closing Date the Purchaser shall pay

(i) the Closing Payment (as defined in **Clause 7.2**) minus the Escrow Amount to the following account of the Seller (hereinafter referred to as the **Seller's Account**):

Beneficiary:	CSPI Ltd
Account No.:	
Bank:	
Sort Code:	
Swift Code:	
IBAN Code:	

and

(ii) the Escrow Amount to the following account of the Escrow Agent (hereinafter referred to as the **Escrow Account**):

Beneficiary:	Dr. Michael Bohrer
Amount:	EUR 400,000.00
Account No.:	
Bank:	
IBAN:	
BIC:	

(iii) the Purchaser Shareholder Loan Payment to the Seller's Account.

6.2 The sale and transfer of the Share is, in the Parties' common opinion, not subject to value added tax (hereinafter referred to as **VAT**) as long as the Seller does not opt for a VAT treatment (hereinafter referred to as **Opt-in Declaration**). The Seller undertakes to refrain from issuing any Opt-in Declaration and shall indemnify and hold the Purchaser harmless from any VAT payment obligation and related costs and damages as a result of such Opt-in Declaration. In the highly unlikely event that VAT will be assessed even in the absence of an Opt-in Declaration of the Seller, such VAT (plus interests and any kind of ancillary payment) shall be borne by the Purchaser, if and to the extent the Purchaser is able to claim an input VAT deduction for such VAT in the event of any change in VAT treatment after the Signing Date. In such a case the Seller shall inform the Purchaser immediately and provide the Purchaser with an

invoice showing the VAT amount in accordance with all applicable law. Provided that the Purchaser absorbs the costs and risks involved, the Purchaser may also request the Seller to challenge the VAT assessment through administrative as well as court proceedings.

7. PURCHASE PRICE ADJUSTMENT

7.1 The Final Purchase Price is the Preliminary Purchase Price of the Company as adjusted pursuant to this **Clause 7** by, as the case may be, (a) adding the Net Cash

(as defined in **Clause 7.3** below) to the extent that such Net Cash exceeds EUR 400,000.00 (the **Minimum Liquidity**) or (b) subtracting (i) in the case of Net Cash, the amount of Net Cash falling below the Minimum Liquidity *(der Betrag, um den das Net Cash die Minimum Liquidity unterschreitet)* or (ii) in the case of Net Debt, the Net Debt (as defined in **Clause 7.4** below) and the Minimum Liquidity.

7.2 On the date that is three (3) Banking Days prior to the Closing Date as well as one (1) Banking Day prior to the Closing Date in updated form, Seller shall prepare and deliver to Purchaser a written statement (including underlying bank statements) containing the estimated amount of (i) the Shareholder Loan Payments as well as of (ii) the Net Cash/Net Debt (the **Net Cash/Net Debt Estimate**), both at the Closing Date and calculated in accordance with the provisions of this **Clause 7** (the **Pre-Closing Estimate**). The Net Cash/Net Debt Estimate, in the updated form as referred to above, shall be added to or subtracted from (as the case may be) the Preliminary Purchase Price in accordance with **Clause 7.1** above (the **Pre-Closing Adjustment**) to constitute the amount payable at Closing (the **Closing Payment**). The Pre-Closing Adjustment shall be further adjusted post-Closing in accordance with **Clause 7.5**.

7.3 The term **Cash** is meant to cover exclusively the following balance sheet positions on the Closing Date after the Company Shareholder Loan Payments:

(a) Cash assets, federal bank deposits, credits at credit institutions and cheques (*Kassenbestand, Bundesbankguthaben, Guthaben bei Kreditinstituten und Schecks*) according to Section 266 para. 2, lit. B, IV HGB; and

(b) Other securities (*sonstige Wertpapiere*) according to Section 266 para. 2, lit. B, III no. 2 HGB.

The term **Net Cash** means excess of the sum of all Cash over the sum of all Debt (as defined in **Clause 7.4** below).

7.4 The term **Debt** is meant to cover exclusively the following balance sheet positions on the Closing Date after Shareholder Loan Payments:

(a) liabilities to credit institutions (*Verbindlichkeiten gegenüber Kreditinstituten*) according to Section 266 para.3 lit. C, 2 HGB; and

(b) liabilities to shareholders (*sonstige Verbindlichkeiten gegenüber Gesellschaftern*).

The term **Net Debt** means excess of the sum of all Debt over the sum of all Cash (as defined in **Clause 7.4** above).

7.5 Post-Closing Adjustment

(a) If and to the extent (i) the Net Cash set forth in the Closing Certificate as made final and binding in accordance with **Clause 9** is greater than the Net Cash set forth in the Pre-Closing Estimate, or (ii) the Net Debt set forth in the Closing Certificate as made final and binding in accordance with **Clause 9** is less than the Net Debt set forth in the Pre-Closing Estimate, any such difference between the Pre-Closing Estimate and the Closing Certificate as made final and binding in accordance with **Clause 9** shall be paid by the Purchaser to the Seller's Account within ten (10) Banking Days after the Closing Certificate has become final and binding in accordance with **Clause 9**.

(b) If and to the extent (i) the Net Cash set forth in the Closing Certificate as made final and binding in accordance with **Clause 9** is less than the Net Cash set forth in the Pre-Closing Estimate or (ii) the Net Debt set forth in the Closing Certificate as made final and binding in accordance with **Clause 9** is greater than the Net Debt set forth in the Pre-Closing Estimate, any such difference shall be refunded to the following account of the Purchaser (hereinafter referred to as the **Purchaser's Account**) within ten (10) Banking Days after the Closing Certificate has become final and binding in accordance with **Clause 9**:

Beneficiary: Reply AG
Bank:
IBAN:
BIC:

For the avoidance of doubt, if in this case a Net Cash has been stated in the Pre-Closing Estimate, then this Net Cash amount shall be added to the Net Debt amount stated in the Closing Certificate and also be refunded to the Purchaser.

(c) If and to the extent the Purchaser Shareholder Loan Payment set forth in the Closing Certificate as made final and binding in accordance with **Clause 9** is greater than the Purchaser Shareholder Loan Payment set forth in the Pre-Closing Estimate any such difference shall be paid by the Purchaser to the Seller's Account within ten (10) Banking Days after the Closing Certificate has become final and binding in accordance with **Clause 9**.

(d) If and to the extent the Purchaser Shareholder Loan Payment set forth in the Closing Certificate as made final and binding in accordance with **Clause 9** is less than the Purchaser Shareholder Loan Payment set forth in the Pre-Closing Estimate any such difference shall be refunded by the Seller to the Purchaser's

Account within ten (10) Banking Days after the Closing Certificate has become final and binding in accordance with **Clause 9.**

8. HOLD-BACK ESCROW

8.1 The Parties agree that EUR 400,000.00 of the Preliminary Purchase Price (the **Escrow Amount**) shall be deposited with an escrow agent (the **Escrow Agent**), and held for a period of three (3) years after the Closing Date (the **Escrow Period**), as security to satisfy any payment claims of the Purchaser against the Seller in connection with potential warranty and indemnification obligations of the Seller resulting from (i) the Group Companies' freelancers (*Scheinselbständigkeit*) and (ii) the Group Companies' personnel leasing activities *(Arbeitnehmerüberlassung)*, both limited to claims with respect to the personnel referred to in **Annex 8.1 (i)** relating to their engagement with the Group Companies after 30 September 2015 but prior to the Closing Date (the **Hold-Back Claims**). The Parties and the Escrow Agent shall enter into an Escrow Agreement in substantially the form attached hereto as **Annex 8.1 (ii)** (the **Escrow Agreement**). The Escrow Agreement shall govern the holding and distribution of the Escrow Amount.

8.2 If and to the extent (i) a Hold-Back Claim is acknowledged by the Seller, (ii) final and unappealable wage tax assessments and/or social security assessments for periods after 30 September 2015 until 31 December 2017 have been issued stating that additional wage taxes and social security contributions are to be paid in relation to freelancers or that the Group Companies are exposed to fines in relation to their employee leasing activities, or (iii) a Hold-Back Claim is awarded by a competent arbitral tribunal in an unappealable way, then the Purchaser and the Seller shall instruct the Escrow Agent, through corresponding written declarations, to pay out corresponding amounts of the Escrow Amount from the Escrow Account to the Purchaser.

8.3 Upon the lapse of the Escrow Period, the Seller shall have the right to instruct (a **Release Instruction**) the Escrow Agent to pay out any positive balance on the Escrow Account to the Seller in accordance with the terms of the Escrow Agreement, provided that, if and to the extent the Purchaser has made a timely Hold-Back Claim, the Escrow Agent shall not release the amount of such Hold-Back Claim until the Escrow Agent receives a joint written instruction from the Seller and the Purchaser or until either party delivers a final unappealable judgment from a competent arbitral tribunal resolving such Hold-Back Claim. A Hold-Back Claim shall exist if and to the extent the Purchaser has notified the Seller and the Escrow Agent prior to the expiration of the Escrow Period by written declaration that it is asserting a Hold-Back Claim against the Seller.

8.4 The Escrow Amount shall not prevent the Purchaser from claiming additional damages under the express terms of this Agreement.

9. CLOSING FINANCIAL STATEMENT

9.1 As promptly as practicable, but not later than three (3) months after the Closing Date, the Purchaser shall, at its sole cost and expense, cause the Company to prepare and deliver to the Parties a balance sheet as of the Closing Date (hereinafter the **Closing Financial Statement**), together with an audit report thereon prepared by Ernst & Young. The Closing Financial Statement shall be prepared in accordance with German HGB.

9.2 Within fifteen (15) Banking Days following delivery of the Closing Financial Statement the Purchaser shall deliver to the Seller a certificate based on the Closing Financial Statement setting forth Purchaser's calculation of the Net Cash and/or the Net Debt and the Shareholder Loan Payments (hereinafter the **Closing Certificate**).

9.3 Following delivery of the Closing Financial Statement and the Closing Certificate, the Seller shall have a period of thirty (30) Banking Days for its review (hereinafter the **Examination Period**). If the Seller objects to any item or amount in the Closing Certificate or the Closing Financial Statement, the Seller may, within the Examination Period, deliver a written notice to the Purchaser to the effect that it disagrees with specific items or amounts of Purchaser's calculation and setting forth Seller's assessment of the relevant items and calculation of amounts (the **Objection Notice**). In the event that Seller does not deliver an Objection Notice to Purchaser within the Examination Period, Seller shall be deemed to have agreed with all items and amounts reflected in the Closing Financial Statement and the Closing Certificate delivered by the Purchaser. To the extent the Objection Notice does not contain objections to certain items in the Closing Certificate, Seller shall be deemed to have agreed with all items and amounts reflected in the Closing Financial Statement and the Closing Certificate delivered by the Purchaser to which Seller has not explicitly referred in its Objection Notice during the Examination Period.

9.4 If the Seller has timely delivered an Objection Notice in accordance with **Clause 9.3** the Parties shall, during the thirty (30) Banking Days' period following such delivery, use all reasonable commercial efforts to reach agreement on the disputed items or amounts. If and to the extent that, after such period, the Parties are unable to reach agreement, either Party may refer the remaining differences to an internationally recognised firm of independent public accountants not previously engaged by any of the Parties (hereinafter referred to as the **Neutral Auditor**) appointed upon request of either Party by the Institute of Certified Public Accountants in Düsseldorf (*Institut der Wirtschaftsprüfer in Deutschland e.V.*). The Neutral Auditor, acting as an expert (*Schiedsgutachter*) and not as an arbitrator, shall, based on the standards set forth in **Clause 9.1** decide whether and to what extent the Closing Financial Statement and/or the Closing Certificate are to be adjusted (the **Final Calculations**). The Neutral Auditor, in making its determination, shall only take into account any remaining differences submitted to it and shall limit its determination to the scope of the dispute between the Parties. The decision of the Neutral Auditor shall be

conclusive and binding on the respective Parties and shall not be subject to any appeal. The fees and disbursements of the Neutral Auditor shall be borne by the Parties applying the principles contained in Section 91 et seq. of the German Civil Procedural Code (*Zivilprozessordnung*-**ZPO**), provided that (a) if the calculations set forth in the Objection Notice are within 5% of the Final Calculations, Purchaser shall bear the fees and expenses of the Neutral Auditor and (b) if the calculations set forth in the Closing Certificate are beyond 5% of the Final Calculations, the Seller shall bear the fees and expenses of the Neutral Auditor.

9.5 Purchaser and Seller shall co-operate and assist, and shall cause their respective accountants to co-operate and assist, in the conduct of the review referred to in this **Clause 9**. Such co-operation and assistance shall include, without limitation, the making available to each other and the Neutral Auditor of all relevant books and records of the Company and any other information relating to the Company (including, subject to execution of a customary release letter, the accountants' working papers).

10. REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby represents and warrants to the Purchaser by way of a separate independent guarantee (*selbständiges Garantieversprechen*) within the meaning of Section 311 para. 1 BGB, that, as at the Signing Date and again as at the Closing Date, as far as another reference date is not explicitly stated below, the following statements are correct and complete (hereinafter referred to as the **Representations and Warranties**), provided however that these Representations and Warranties shall not be qualified and construed as quality guarantees concerning the object of the purchase (*Beschaffenheitsgarantien*) as stated in Sec. 443 and 444 BGB.

10.1 Corporate

(a) The Seller is the sole and exclusive legal and beneficial owner of the Share and there are no third party rights existing with respect to the Share. The Seller has the right to exercise all voting and other rights over the Share and the Share has been duly and validly issued and has not been redeemed. The stated share capital of the Group Companies has been fully paid-in and has not been repaid to the respective shareholder. No hidden contributions (*verdeckte Sacheinlagen*) have taken place.

(b) The Company is the sole and exclusive legal and beneficial owner of all shares in the Subsidiaries and there are no third party rights existing with respect to these shares. The Company has the right to exercise all voting and other rights over the shares in the Subsidiaries and these shares have been duly and validly issued and have not been redeemed. The stated share capital

of the Subsidiaries has been fully paid-in and has not been repaid. No hidden contributions (*verdeckte Sacheinlagen*) have taken place.

(c) The Group Companies have been duly incorporated and are validly existing. The corporate ownership structure as set out in the Preamble to this Agreement is true and correct. The Group Companies were and are entitled under German corporate laws to carry out their business operations.

(d) There are no encumbrances, liens, usufruct, retention of title or other third-party rights on the Share or on the shares in the Subsidiaries.

(e) Copies of the current articles of association of the Group Companies have been submitted to the Purchaser and no resolutions are passed to change or amend the articles of association without prior written notice to and approval by the Purchaser.

(f) The commercial register excerpts attached hereto in **Annex 10.1 (f)** (*Commercial Register Excerpt*) are true and correct. There are no resolutions or other matters legally required to be registered which are not shown in **Annex 10.1 (f)** (*Commercial Register Excerpt*).

(g) The Company does not own shares in other entities than the Subsidiaries. The Subsidiaries do not own shares in other entities. The Group Companies are under no obligation to acquire any shares in other entities.

(h) All inter-company agreements, including shareholder loan agreements, between the Company and the Seller as well as with the Subsidiaries and entities or persons affiliated to the Seller have been disclosed and are listed in **Annex 10.1 (h)** (*Inter-Company Agreements*).

10.2 Authority and Capacity

Through the Closing Date:

(a) The Seller has the necessary legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed pursuant to or in connection with this Agreement.

(b) The Seller has taken or will have taken by Closing all corporate action required to authorise it to enter into and to perform this Agreement, and any other documents to be executed by it pursuant to or in connection with this Agreement.

(c) The execution of this Agreement and the obligations herein contained do not result in any breach of any other agreement the Seller is a party to.

10.3 Financial Statements

The annual reports (consisting of the balance sheet, profit and loss statement plus annex) of the Group Companies for the fiscal years 2016 and 2017 (hereinafter referred to as the **Financial Statements**) have been prepared in accordance with German HGB and the German generally accepted accounting principles and the due observation of the continuity of balance sheet preparation and asset valuation, consistent with past practices. They offer a true and fair view within the meaning of Section 264 para. 2 of the HGB in all material aspects of the economic, financial and income status of the Companies as of the respective dates they were prepared and the results of the operations of the Business of the Group Companies for the periods indicated.

10.4 Title to Assets

The assets referred to in the schedule attached to the Financial Statements as reflected in **Annex 10.4** (Asset Schedule, hereinafter referred to as the **Material Assets**) used or necessary for use (as shown by the Group Companies' past practice) in the Business of any of the Group Companies are owned or leased by such Group Company, if not sold and disposed of in the Ordinary Course of Business.

10.5 IP Rights

10.5.1 **Annex 10.5.1** contains a list of patents, trademarks, internet domains and other intellectual property rights owned by, registered or filed for registration on behalf of any of the Group Companies (the **IP Rights**).

To the Seller's Knowledge, the IP Rights are not subject to any pending proceedings for opposition, cancellation, revocation or rectification, which may materially and negatively affect the operation of the Business. The Group Companies have made all applications for renewal in a timely manner, and all fees necessary to maintain or renew the IP Rights have been paid.

10.5.2 The Group Companies own, or lawfully use, such IP Rights which are required for use for carrying on the Business in all material respects in the same fashion and manner as conducted on the Signing Date.

10.6 Public Grants

The Group Companies have received and used any public grants only in accordance with applicable law and in compliance with all materially relevant regulatory orders and conditions, and no such grant will have to be repaid as a result of the transaction contemplated in this Agreement nor due to other circumstances.

10.7 Real Estate

The Group Companies do not own real estate or hold hereditary construction rights on real property. With respect to the real estate used by the Group Companies, to the Seller's knowledge, no environmental claims are pending or threatened. All material obligations under any property lease agreement to which any Group Company is a party have duly and properly been fulfilled.

10.8 Contracts

(a) Business Agreements

Annex 10.8 (a) (*Business Agreements*) contains a complete and accurate list of (i) the framework-agreements with the top ten (10) current customers of the Group Companies (according to revenue) in the business years 2016 and 2017, and (ii) the top ten (10) suppliers of the Group Companies (according to expenses) in the business years 2016 and 2017 (together, including the related individual agreements, hereinafter referred to as the **Business Agreements**). There are, to the Seller's Knowledge, no facts or circumstances that any customers of the Group Companies will significantly reduce the amount of business with any of the Group Companies for reasons other than general economic or market conditions.

(b) Validity/Compliance

The Business Agreements are validly existing, or were validly existing until their expiry, under and in compliance with their stipulated laws. The Group Companies have complied with their material obligations resulting from the Business Agreements. Since the due diligence has been completed on 30 March 2018 the Business Agreements have not been materially changed, in particular in relation to the commercial terms.

(c) Material Agreements

Annex 10.8 (c) (*Material Agreements*) to this Agreement contains a complete and accurate list of certain material agreements and commitments of the Group Companies entered into by any of the Group Companies within the past three (3) years or which remain active immediately prior to the Signing Date (hereinafter collectively referred to as the **Material Agreements**), i. e. all those agreements or commitments that refer to one of the following subjects:

(i) All Business Agreements;

(ii) All agreements and commitments on the acquisition, disposal, encumbrance or other transaction with regard to real estate rights;

(iii) All agreements on the purchase or sale of fixed assets within the last two (2) years prior to the signing of this Agreement including intangibles assets, physical assets (except real estate or quasi real estate rights) or financial assets that exceed EUR 100,000.00 per particular case;

(iv) All usufruct, rent or lease agreements of which the annual payments exceed EUR 100,000.00 per particular case;

(v) All license agreements that any of the Group Companies have entered into as a licensor or licensee of which the annual payments exceed EUR 100,000.00 per particular case;

(vi) All loan agreements (including bank overdraft), derivatives or similar financial instruments and/or securities that any of the Group Companies have entered into as a lender or a borrower except deferral of claims or liabilities that are usual commercial practice within the Ordinary Course of Business;

(vii) All agreements with domestic and foreign authorised dealers or sales representatives and all similar distribution agreements that may either result in compensation claims against any of the Group Companies upon their termination or for which the notice of termination period exceeds three (3) months;

(viii) All agreements and commitments that relate to participation in profit or sales or other bonus payments and all similar agreements;

(ix) All co-operation agreements with third parties;

(x) All agreements and commitments entered into outside the Ordinary Course of Business for which the annual payments exceed EUR 100,000.00 in the aggregate.

There is no Material Agreement for which the validity or enforceability has been challenged or questioned by the other party in writing. No Material Agreement has been terminated for breach by one of the Group Companies and, to the Seller's Knowledge, no party has threatened in writing to terminate any Material Agreement. Except as set out in **Annex 10.8 (c) (i)** the provisions of this Agreement and its execution will not give a legal cause to any party to terminate or alter any Material Agreement.

10.9 Employees, Employee Benefits and Pension

(a) On the date hereof, **Annex 10.9 (a)** (*Employees*) contains correct and comprehensive (anonymized) details, in relation to the Group Companies, of:

(i) the total number of employees of the Group Companies including managing directors (hereinafter referred to as **Employees**); and

(ii) the salary, pension commitment and other benefits, the start date, location, grade and age of each Employee.

(b) With respect to the participants disclosed in **Annex 10.9(a)**, as of September 30, 2017, the Group Companies have the pension and other retirement benefit obligations disclosed in the "Actuarial Report on the valuation of pension-related obligations as of September 30, 2017 and on the determination of pension cost for the financial year 2017/2018," prepared for each of MODCOMP GmbH and CSPI GmbH and attached to **Annex 10.9(a)** (collectively, the **Actuarial Reports**). The Actuarial Reports offer a true and fair view in all material respects of the pension or other retirement benefits obligations of the Group Companies as of September 30, 2017.The Group Companies have no commitments to Employees in connection with pensions or other retirement benefits other than as referred to in **Annex 10.9 (a)**.

(c) To the Seller's Knowledge, no liability which remains due and undischarged has been incurred by any of the Group Companies for:

(i) breach of any contract of employment with any Employee;

(ii) failure to comply with any written judicial order for the reinstatement or re-engagement of any Employee.

(d) The Group Companies have made all payments due and payable to their Employees, former employees, pensioners, consultants and external service providers.

(e) Since 30 September 2015, The Group Companies have not engaged any external service providers or free-lancers other than disclosed in **Annex 10.9 (e)** (*External Service Providers*).

(f) The Group Companies are not party to collective work agreements (*Betriebsvereinbarungen*) or applicable collective bargaining agreements (*Tarifverträge*).

(g) The Group Companies have fulfilled all contractual obligations, including social security payments and other payments due under applicable statutory laws, to the employees (including managing directors, other comparable officers and management-level employees), and have observed in all material respects all major labour-law provisions.

(h) Except as disclosed in **Annex 10.9 (h)**, no Employee has declared in writing his or her intention of ending employment with any of the Group Companies. There are no pending court proceedings before any labour court between an Employee and the Group Companies, nor are there any obligations of the Group Companies based on previous labour-law litigations.

(l) The Group Companies do not commercially lease out employees.

10.10 Legal Compliance/Conduct of Business

The Group Companies are duly licensed or qualified to do business and are in good standing in each jurisdiction in which the operation of their Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material adverse effect.

Except as disclosed in **Annex 10.10**, between 31 December 2017 and the Signing Date the Group Companies (i) have operated and conducted their business diligently and with due care to protect the assets thereof and (ii) have not engaged in transactions outside of the Ordinary Course of Business as demonstrated by past practice, except to the extent any Group Company has made payments on the Shareholder Loan.

10.11 Litigation

The Group Companies are neither involved as claimant nor as defendant nor as any other party in any litigation or arbitration filed in writing with any governmental authority. No litigation or arbitration is, to the Seller's Knowledge, threatened in writing against any of the Group Companies.

10.12 Insurance

(a) Particulars of Insurances

Annex 10.12 (a) (*Insurances*) contains summary particulars of all insurances of the Group Companies.

(b) Details on Policies

In respect of the insurances referred to in **Clause 10.12 (a)**:

(i) all premiums which have become due as of the Signing Date have been paid;

(ii) the Group Companies have not received any written notification that such insurances are not valid or enforceable;

(iii) the limits of all policies have not been exhausted or materially reduced.

(c) Insurance Claims

There are no pending insurance claims reported to the insurer.

10.13 Insolvency

Neither any of the Group Companies nor the Seller is, and will be as of Closing, insolvent or unable to pay its debts as they fall due.

10.14 Product Liability and Warranty Liability

No third party has asserted claims in writing against any of the Group Companies based on product liability or warranty liability in connection with the manufacture, sale or marketing of products or supply of services or other performance, nor have, to the Seller's knowledge, any such claims been threatened.

10.15 Continuance of Business

Since 31 December 2017, the business operation of the Group Companies has been carried out solely in the Ordinary Course of Business. Furthermore no withdrawals of funds have occurred to the Seller or any party affiliated with it within the meaning of Sec. 15 et seq. AktG since 31 December 2017. **Withdrawals** within the meaning of the Representations and Warranties mean any dividend payments or comparable distributions, including the dissolution of profit or capital reserves. Notwithstanding the foregoing, the Company may have made payments on the Shareholder Loan since 31 December 2017.

10.16 Taxes

The Group Companies

(a) have duly filed all Tax returns, statements or reports in a timely manner considering the extensions granted which have to be filed by law or governmental order in accordance with all applicable laws; and to the Seller's Knowledge, no obligation exists to amend aforesaid Tax returns, statements or reports;

(b) have paid all due and payable Taxes in a timely manner and have timely withheld, declared and paid all withholding Taxes to the Tax Authorities;

(c) have maintained all Tax records (in particular but not limited to transfer pricing documentation) required to be maintained by the Group Companies by law or any officially published guidelines, decrees or other officially published statements of the Tax Authorities;

(d) do not have – in the meaning of the respective Tax law - their place of management, any permanent establishment or a dependent agent outside of Germany;

(e) have not entered into any agreement or executed any transaction which has lead or will lead for German tax purposes to a deemed dividend (*verdeckte Gewinnausschüttung*);

(f) have not received any written Tax ruling or entered into or is currently under negotiations to enter into any agreement with a Tax Authority;

(g) do not have any disputes with respect to any Tax matter with any Tax Authority which is subject to an administrative or court proceeding, and the Group Companies are currently not subject to any Tax audit, proceeding or any other investigation by any Tax Authority outside the ordinary Tax assessment proceedings and none of such specific proceedings have been announced;

(h) have no obligations to repay any Tax benefits, nor are any circumstances given which could lead to such obligations; or

(i) will not be required to make any Tax effective reversal of a write-down or fair market adjustment of any asset after the Effective Date.

10.17 No Other Representations and Warranties.

Except for the representations and warranties contained in this Clause 10 (including the related Annexes), neither Seller nor any other entity or person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Share furnished or made available to Purchaser and its representatives (including any information, documents or material delivered or made available to Purchaser, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Group Companies, or any representation or warranty arising from statute or otherwise in law.

11. REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to the Seller by way of a separate independent guarantee (*selbständiges Garantieversprechen*) within the meaning of Section 311 para. 1 BGB, that, as at the Signing Date and again as at the Closing Date, as far as another reference date is not explicitly stated below, the following statements are correct and complete (hereinafter referred to as the **Representations and Warranties**), provided however that these Representations and Warranties shall not be qualified and construed as quality guarantees concerning the object of the purchase (*Beschaffenheitsgarantien*) as stated in Sec. 443 and 444 BGB.

11.1 Corporate

The Purchaser has been duly incorporated and is validly existing. The corporate ownership of the Purchaser as set out in the Preamble to this Agreement is true and correct. The Purchaser was and is entitled under German corporate laws to carry out its business operations.

11.2 Authority and Capacity

Through the Closing Date:

(a) The Purchaser has the necessary legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed pursuant to or in connection with this Agreement.

(b) The Purchaser has taken or will have taken by Closing all corporate action required to authorise it to enter into and to perform this Agreement, and any other documents to be executed by it pursuant to or in connection with this Agreement.

(c) The execution of this Agreement and the obligations herein contained do not result in any breach of any other agreement the Purchaser is a party to.

11.3 No Conflicts; Consents

The execution, delivery and performance by Purchaser of this Agreement and the other documents to be executed by it pursuant to or in connection with this Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Purchaser; (b) result in a violation or breach of any provision of any law or governmental order applicable to Purchaser; or (c) require the consent, notice or other action by any entity or person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Purchaser is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the other documents to be executed by it pursuant to or in connection with this Agreement to which it is a party, except for such filings as may be required under **Clause 4.3** hereof and such consents, approvals, permits, governmental orders, declarations, filings or notices which would not have a material adverse effect on Purchaser's ability to consummate the transactions contemplated hereby and thereby.

11.4 Sufficiency of Funds

Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Final Purchase Price and consummate the transactions contemplated by this Agreement.

11.5 Solvency

immediately after giving effect to the transactions contemplated hereby, Purchaser shall be able to pay its debts as they become due.

11.6 **Clauses 10.17** and **14** shall apply mutatis mutandis in favour of the Purchaser.

12. LEGAL CONSEQUENCES

12.1 If one or more statements for which the Seller or Purchaser have given Representations and Warranties pursuant to **Clause 10** or **Clause 11** of this Agreement, respectively, prove to be incorrect or incomplete in a material respect (hereinafter referred to as **Breach**), a Party who is in Breach is hereinafter referred to as the **Breaching Party** and a Party who is not in Breach is hereinafter referred to as the **Non-Breaching Party**), then, if capable of cure, the Non-Breaching Party may require the Breaching Party as exclusive and autonomous remedy to establish the status that would exist if the statements had been correct and complete (*Naturalrestitution*). This must be completed within a reasonable period of time but no later than six (6) weeks after such request. If the Breaching Party should not establish the status in compliance with the Agreement or should this not be possible, then the Non-Breaching Party shall be entitled to seek, in accordance with Section 249 et seq. BGB from the Breaching Party, the amount (in Euro) necessary to put the Non-Breaching Party (or, in the case of Purchaser, upon its request, the Group Companies) in the economic position in which the Non-Breaching Party (or, in the case of the Purchaser, the Group Companies) would have been in had the respective statement not constituted a Breach hereunder, including actual out-of-pocket losses, damages, liabilities, costs or expenses caused by such Breach (referred to as **Damages**); provided, however, "Damages" shall not include, and the Breaching Party shall not be liable for, lost profits (*entgangener Gewinn*), indirect and consequential damages (*Folgeschäden*) or incidental or internal costs and expenses incurred by the Non-Breaching Party or any affiliate (in the case of the Purchaser, including the Group Companies).

12.2 All statutory remedies (*gesetzliche Ansprüche*) of the Non-Breaching Party, including, but not limited to, specific performance (*Nacherfüllung*) or reduction of the purchase price (*Minderung*), rescission (*Rücktritt*), damages for non-performance (*Schadenersatz wegen Pflichtverletzung*), damages for incorrect representations during negotiations (*culpa in contrahendo*), avoidance of this Agreement because of the lack of substantial qualities (*Anfechtung wegen des Fehlens einer wesentlichen Eigenschaft*) or rescission or adjustment of this Agreement because of the lack of substantial elements (*Wegfall der Geschäftsgrundlage*) are excluded. The contractual remedies under **Clauses 12, 13 and 19** shall be the only remedy available to the Non-Breaching Party under this Agreement.

12.3 If and to the extent that Damages suffered or incurred by the Non-Breaching Party as the result of a Breach are duplicative, such Damages shall not be recoverable more than once. For the avoidance of doubt, if a Non-Breaching Party is entitled to claim a

payment in respect of the same factual circumstances under more than one provision of this Agreement, it shall only be entitled to recover once.

12.4 If the Non-Breaching Party becomes aware of any circumstances which indicate that there has been a Breach, the Non-Breaching Party shall give the Breaching Party written notice within thirty (30) days thereof (the **Breach Notice**). The Breach Notice shall state the nature of the Breach and the estimated amount of Damages resulting therefrom. No notice may be given hereunder after the expiration of the periods set forth in **Clause 14.3** applicable to an alleged Breach.

12.5 If the circumstances indicating a Breach include (i) the receipt by Purchaser of any written claim, writ of demand, complaint or equivalent document from any third party, including without limitation any court or governmental authority, or (ii) any notice to Purchaser of any audit or examination by any court or governmental authority (each a **Third-party Claim**), Purchaser shall provide to the Seller together with the Breach Notice or as soon as possible thereafter copies of all documents reasonably to be expected by the Seller setting forth the Third-party Claim. If the Seller confirms in writing to Purchaser Seller's agreement to diligently defend against such Third-party Claim, including the agreement to reasonably take into account the Purchaser's reasonable interests and business concerns, and at all times during which Seller shall undertake such diligent defense, the Seller shall be entitled to control the defense against the Third-party Claim, at Seller's own expense and with its own counsel, provided that the Purchaser shall be allowed to participate in the defense with its own counsel. In this case Purchaser shall provide to the Seller all relevant documents, other information and assistance reasonably required by the Seller for the defense. Whether Seller elects to control the defense of a Third-party Claim, no admission of liability shall be made by Purchaser and the Third-party Claim shall not be acknowledged or settled, without the prior written consent of the Seller, which consent shall not be unreasonably withheld or delayed. In the absence of a writing to Purchaser by Seller agreeing to diligently defend against such Third-party Claim, or the failure by Seller to diligently defend against such Third-party Claim, the defense against the Third-party Claim shall be controlled by the Purchaser; provided that the Seller shall be allowed to participate in the defense at its own expense with its own counsel.

12.6 If possible, any payments by the Seller under this **Clause 12** shall be treated as a reduction of the purchase price payable under this Agreement.

12.7 The Purchaser shall be entitled to set-off his claims under **Clauses 12**, **13** and **19** against any of its payment obligations under this Agreement.

12.8 Unless otherwise agreed in this Agreement, Section 442 BGB and Section 377 of the HGB shall not apply.

13. TAX INDEMNITY

13.1 "**Tax**" shall mean any (i) taxes (*Steuern*) within the meaning of Section 3 of the German Tax Code (*Abgabenordnung - AO*) customs duties (*Zölle, Einfuhr- und Ausfuhrabgaben*), social security contributions, payments to the employers liability insurance association or equivalent under the laws of any other jurisdiction and (ii) secondary liability for taxes, duties and charges stated under (i) above imposed on or payable by other persons, in each case including any interest, surcharges or other supplementary payments (*steuerliche Nebenleistungen*) within the meaning of Section 3 para. 4 AO or equivalent ancillary charges under the laws of any other jurisdiction. "**Tax Authority**" means any governmental or other authority or body in charge of imposing any Tax. "**Tax Liability**" means any liability to pay Taxes.

13.2 Seller shall indemnify Purchaser or, at Purchaser's request, the Group Companies or any legal successor from (i) any Tax Liability imposed on or owed by a Group Company which relates to Tax periods ending on or before the Effective Date and the portion of Taxes related to the time period (*Zeitraum*) ending on (and including) the Effective Date (herein "**Pre-Effective Date Obligation**") ("**Relevant Tax Periods**"), if and to the extent the Tax Liability has not been paid and has not been otherwise discharged before the Effective Date and (ii) in relation to social security contribution obligations resulting from the potential re-qualification of engagement relationships entered into by any of the Group Companies prior to the Effective Date ("**Tax Indemnification Claim**"). The Pre-Effective Date Obligation shall be determined as follows:

(a) In the case of Taxes other than Taxes listed in **Clause 13.2 (b)** below, such portion shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the denominator of which is the number of days of the entire Tax period and the numerator of which is number of days of the portion of such period ending on (and including) the Effective Date.

(b) In the case of any Taxes based upon income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, such portion shall be deemed equal to the amount that would be payable if the relevant Tax period ended on the Effective Date in case of a Pre-Effective Date Obligation.

(c) As far as consistent with applicable law and accounting standards, all determinations necessary to give effect to the allocations under this **Clause 13** shall be made in a manner consistent with past practice of the Group Companies.

Seller's obligations hereunder shall be due five (5) Banking Days before a respective payment to the tax authorities is due for payment by Purchaser or a Group Company (taking into account any suspension of enforcement of Tax payment obligation (*Aussetzung der Vollziehung*)), but in no event earlier than ten (10) Banking Days after Purchaser has notified Seller (attaching a copy of the relevant Tax assessment notice, where applicable) of such Tax Liability unless subject to challenge. Any Tax Indemnification Claim shall include the penalties and interest assessed by the tax authorities until payment.

13.3 Seller shall not be liable for any Tax Liability if and to the extent that

(a) such Tax Liability is accounted for in accruals or liabilities for Taxes in the annual financial statements as per 31 December 2017 of the respective Group Company;

(b) such Tax Liability results from a change, except for statutory changes, in the accounting policies or tax reporting practices (*Steuererklärungspraxis*) of the Group Companies after the Closing Date;

(c) such Tax Liability results in a Tax benefit, claim or saving for Purchaser or the Group Companies after the Effective Date, including, without limitation, Tax benefits resulting from the lengthening of any amortization or depreciation periods, higher depreciation allowances, a step-up in the Tax basis of assets, or the non-recognition of liabilities or provisions in time periods prior to (and including) the Effective Date but recognition in time periods after the Effective Date (*Phasenverschiebung*), provided that losses carried forward shall not constitute a Tax benefit; the amount of the Tax benefits shall be equal to the value of the Tax benefit, which shall be determined by applying the applicable Tax rate for the respective Group Company at the date the respective Tax benefit, claim or saving is realised discounted at rate of 6% p.a. to the date the respective Tax Indemnification Claim becomes due; or

(d) such Tax is recovered by the respective Group Company from an insurance or from other third parties; once the Indemnification Claim amount is paid, the respective claim against the third party shall be assigned to the Seller. If any Indemnification Claim satisfied by Seller is thereafter paid to Purchaser by an insurance or by other third parties, Purchaser shall remit such amount to Seller.

If and to the extent that the amount of a Tax Liability is subsequently determined to be lower (e.g., as a result of appeals being filed or by reason of court decisions or any other final settlement agreement entered into in connection with an administrative or judicial proceeding) than the amount of the Tax Liability as originally compensated by the Seller, Purchaser shall refund or procure that the respective Group Company refunds to Seller the amount by which the original payment exceeded the payment that is required under **Clause 13.2** for the subsequently determined Tax Liability.

13.4 After the Closing Date, Purchaser shall ensure that the Group Companies prepare the Tax returns not yet filed relating to any tax period ending on the Effective Date in line with past practice and applicable law and that they file the Tax returns when due. Purchaser shall procure that drafts of all relevant Tax returns, including all documents and information required to review the Tax returns shall be submitted to Seller at least thirty (30) Banking Days prior to the expiration of the time limit (including any extensions granted) applicable to the filing. Purchaser shall procure that Tax returns, or amendments thereof, relating to Relevant Tax Periods (or parts thereof) shall not

be filed with the competent Tax Authorities without the prior written consent by Seller. Such consent may not be unreasonably withheld and will be deemed granted unless the Seller provides substantiated written objections at least ten (10) Banking days prior to the filing deadline.

13.5 Purchaser shall, and shall ensure that the Group Companies cooperate with Seller and its advisors in connection with any Tax matter relating to the Relevant Tax Periods, including but not limited to the conduct of any inquiry, examination, audit, dispute, appeal or litigation. Purchaser shall notify Seller at the earliest convenience about any announcement of a Tax proceeding (in particular any tax audit (*Betriebsprüfung*)) relating to Relevant Tax Periods. Purchaser shall procure that Seller receives all documents and information which are of importance with respect to any liability of Seller.

13.6 Purchaser shall ensure that Seller may participate in all Tax proceedings relating to the Group Companies with respect to Relevant Tax Periods (including the participation in all scheduled meetings with Tax auditors). Neither Purchaser nor the Group Companies shall, in the context of a Tax proceeding and with respect to Relevant Tax Periods, admit any claim (*Anspruch anerkennen*) without the prior written consent of Seller.

13.7 For a period of seven (7) years following the Closing Date, Purchaser shall cause the Group Companies to maintain and allow Seller reasonable access to Tax records related to the Relevant Tax Periods at the Seller's expense, during normal business hours and observing reasonable announcement periods. Purchaser will provide Seller reasonable access to such Tax records and shall make its employees available (at the sole cost and expense of Seller) on a mutually convenient basis to provide assistance with any documents or information reasonably requested by Seller relating to the Group Companies for the Relevant Tax Periods. Any information obtained under this **Clause 13.7** shall be kept confidential, except as may otherwise be necessary in connection with dealings with any Tax Authority.

14. LIMITATION OF SELLER'S LIABILITY

14.1 The Purchaser shall not have a claim under **Clause 12.1**, and may not deliver a Breach Notice, if and to the extent that:

(a) the Purchaser has failed to comply with its obligations under **Clauses 12.4** and **12.5** and such failure has affected the ability of the Seller to avoid or to mitigate the Damages of the Purchaser;

(b) the circumstances constituting the respective Breach have been disclosed by the Seller to the Purchaser prior to the signing of this Agreement or in this Agreement, including the Annexes thereto and/ or provided documentation within the due diligence audit, in each case limited to facts and circumstances

that were reasonably discernible and could reasonably be concluded without making further inquiries. The aforementioned exclusion shall not apply to Damages (if any) resulting from or in connection with (i) the omission of payment of the nominal share capital *(Stammkapital)* of the Company, (ii) any of the Group Companies' non-compliance in any material respect with applicable laws relating to fictitious self-employment (*Scheinselbständigkeit)* or to personnel leasing *(Arbeitnehmerüberlassung)* by the Group Companies after 30 September 2015 but prior to the Closing Date, (iii) the Group Companies' non-compliance with data protection laws;

(c) the Damages are compensated by payments from third parties, including, but not limited to, payments under insurance policies of the Purchaser or the Group Companies in existence as of the Closing Date. If and to the extent that the Purchaser or the Group Companies have, in connection with the respective Damages, payment claims against third parties, the Purchaser shall use reasonable efforts, and shall procure that the Group Companies use reasonable efforts to collect such claims. If and to the extent that payment from the third parties cannot be obtained within three (3) months as of a written request by the Purchaser or the Group Companies, the Seller shall satisfy its obligation under **Clause 12.1** against (*Zug-um-Zug*) assignment by Purchaser or the Group Companies, as the case may be, of the respective claims against the third parties. Following such assignment Purchaser shall provide, and shall procure that the Group Companies provide, Seller with all relevant documents and other information reasonably required by Seller to enforce the claims against the third parties;

(d) the Damages have been recorded as a liability or accrual (*Rückstellung*) in the financial statements of the Group Companies as of 31 December 2017;

(e) Purchaser has caused or contributed to causing (*mitverursacht*) the relevant losses within the meaning of section 254 (1) BGB; or

(f) the Damages result in a Tax benefit to the Purchaser, to the extent of the Tax benefit.

14.2 The Seller's aggregate liability under or in connection with this Agreement shall be limited to 40% of the Preliminary Purchase Price, except for any liability for breaches of Representations and Warranties contained in **Clauses 10.1, 10.2** and **10.16** as well as for the indemnity referred to in **Clause 13** which shall each be limited to the Preliminary Purchase Price. However, no limitation of liability shall apply in cases of wilful deceit (*Vorsatz*) and fraud by the Seller. The Seller shall not be liable (except for breaches of Representations and Warranties contained in **Clauses 10.1**, **10.2** and **10.16** and for the indemnities referred to in **Clauses 13** and **19** unless (i) the final amount of an individual claim of the Purchaser against the Seller exceeds EUR 15,000.00, it being understood that claims resulting from one and the same series of events shall be added together for such calculation (hereinafter referred to

as the **De-minimis Claims**) and (ii) the aggregate amount of all such claims of the Purchaser exceeding the De-minimis Claims threshold exceeds EUR 125,000.00 (hereinafter referred to as **Threshold Amount**). If the Threshold Amount is exceeded, Purchaser shall only be entitled to the Damages in the amount exceeding EUR 62,500.00. In all cases, the limitations set forth in this **Clause 14**, and Seller's liability under this Agreement shall be net of any insurance payments and tax benefits received by Purchaser in connection with any applicable claims.

14.3 Any claims of the Purchaser out of or in connection with this Agreement shall expire and Purchaser may not deliver a Breach Notice with respect thereto, at the end of eighteen (18) months from the Closing Date, with the exception of:

(a) any claim of Purchaser for specific performance (*Erfüllungsanspruch*) to deliver the Share in accordance with the provisions of this Agreement;

(b) any claims of the Purchaser from Representations and Warranties as per **Clauses 10.1** and **10.2**, which shall instead expire at the end of seven (7) years from the Closing Date;

(c) any Tax claims of the Purchaser arising under **Clauses 10.16** and **13** shall instead be time-barred six (6) months after the date of the final, non-appealable assessment of the relevant Tax. For the avoidance of doubt: If a longer time period applies in case of Tax fraud with regard to the tax assessment, then the limitation period under this clause shall be prolonged accordingly;

(d) Hold-Back Claims, which shall instead expire upon full release of the Escrow Amount (plus interest thereon) to the Seller and/or the Purchaser.

The above limitation periods are hereinafter referred to jointly as the **Limitation Periods.** Section 203 BGB shall not apply.

15. COMPETITION PROHIBITION / NON-SOLICITATION

The Seller hereby agrees that for a period of three (3) years following the Closing Date the Seller shall not directly or indirectly, except with respect to Seller's continued business in the United Kingdom:

(a) engage in performing services in Germany competing with the Business as conducted at the Closing Date;

(b) have any controlling ownership or equity interest in any business, entity or enterprise that engages in the Business in Germany as conducted at the Closing Date, with the exception of participations of up to 5 % in companies publicly listed on a stock exchange; or

(c) solicit the employment of any person who at the Closing Date and still at the time of solicitation is an employee of any of the Group Companies, except with the prior written authorization of the Purchaser.

(d) Nothing contained in this **Clause 15** shall prevent the Seller's sale of tangible personal products in Germany, whether related or unrelated to managed security services.

16. MERGER CONTROL PROECDURE

The Purchaser shall ensure that any filings to be made with the competent merger control authorities or other governmental authorities, to the extent they have not already been made prior to the Signing Date, will be made no later than five (5) Banking Days after the Signing Date, unless the applicable laws and regulations require an earlier filing. Such filings shall be made by the Purchaser on behalf of all Parties, provided, however, that the contents of such filings shall require prior written approval of the Seller, which shall not unreasonably be withheld. The Seller and the Purchaser shall closely co-operate in the preparation of such filings subject to the legitimate protection of Confidential Information. Each Party shall without undue delay provide all other Parties with copies of any correspondence with the merger control or other governmental authorities and with copies of any written statement, order or decision of such authorities. All Parties shall duly answer questions raised and information requests made by the FCO and shall closely cooperate in any discussions and negotiations with the competent authorities with the objective to obtain clearance for the transactions contemplated by this Agreement in the shortest time period possible. The Purchaser may waive (*zurücknehmen*) filings with the competent authorities or agree with such authorities on the extension of any examination period only with the express prior written consent of the Seller. If the FCO denies merger control clearance or grants any merger control clearance only subject to the satisfaction of any conditions, the Purchaser shall not be obliged to satisfy such conditions.

17. REPAYMENT AND ASSIGNMENT OF SHAREHOLDER LOAN

The Seller hereby assigns to the Purchaser its Shareholder Loan Payment claim against the Company in the amount of the respective payment (if any) made by the Purchaser to the Seller in accordance with **Clause 4.5 (b)**. The Parties agree that the Company may repay the remaining Shareholder Loan immediately after the Closing Certificate has become final and binding in accordance with **Clause 9**, but in no event later than six (6) months after Closing, with no prepayment costs becoming due.

18. PARENT GUARANTEE

The Guarantor shall guarantee the due fulfilment of the Seller's obligations under this Agreement as follows:

In case and to the extent the Seller should not fulfil any of its warranty and indemnity obligations under this Agreement in accordance with the terms of this Agreement, within twenty (20) Banking Days after receipt of a respective written demand from the Purchaser, then the Guarantor shall be obliged as a joint and several debtor (*Gesamtschuldner*) to fulfil the Seller's respective obligation within further twenty (20) Banking Days after having been so notified in writing by the Purchaser.

19. FURTHER INDEMNIFICATION

The Seller agrees to indemnify the Purchaser and the Group Companies and hold the Purchaser and the Group Companies harmless from and against

(a) all third-party liability claims and obligations that are attributable to a period prior to the Closing Date resulting from or in direct connection with any of the Group Companies' non-compliance in any material respect with applicable laws, regulations or authorization approvals relating to fictitious self-employment (*Scheinselbständigkeit*) or to personnel leasing (*Arbeitnehmerüberlassung*) by the Group Companies after 30 September 2015 but prior to the Closing Date, as well as (ii) data protection laws after 30 September 2015 and prior to the Closing Date; and

(b) the Damages resulting from the Seller's non-compliance with its obligations referred to in **Clauses 4.6 (a)** and **4.7 (a)** subject to the limitation set forth in **Clause 14.3**, net of any insurance payments and tax benefits received by the Purchaser.

20. COSTS

Each Party shall bear its own costs and disbursements in connection with the preparation, negotiation and execution of this Agreement, including the fees, costs and disbursements of each one's consultants. The costs for notarisation of this Agreement (*Beurkundungskosten*) shall be borne by the Purchaser.

21. ASSIGNMENT OF RIGHTS AND OBLIGATIONS

The Parties may not assign rights and obligations from this Agreement, either in full or in part, without the prior written consent of the respective other Party.

22. NOTIFICATIONS

22.1 Form

All notifications and other legal transaction declarations in connection with this Agreement must be in writing (including telefax) to be valid, where not also required to be notarized or another form is mandated, and shall be deemed to have been made upon receipt by the recipient.

22.2 Notifications to the Seller and the Guarantor

All notifications to the Seller and the Guarantor in connection with this Agreement shall be directed to

CSPI LTD.
12a Oaklands Business Centre
Oaklands Park
Wokingham, Berkshire, RG41 2FD
Great Britain
Attn: Gary Levine
Telefax +19784553251
Email: gary.levine@cspi.com

or to such address as the Seller declares in writing to the Purchaser.

and a copy to

Posternak Blankstein & Lund LLP
Prudential Tower
800 Boylston St., 32nd Floor
Boston, MA 02199-8004
USA
Attn: Deborah DiVerdi Carlson
Telefax +1 617 722 4910
Email: dcarlson@pbl.com

22.3 Notifications to the Purchaser

All notifications to the Purchaser in connection with this Agreement shall be directed to

Reply AG
Bartholomäusweg 26
33334 Gütersloh
Germany
Telefax: +49 5241 5009 1099
Attn: Niclas Volkening
Email: n.volkening@reply.de

or to such address as the Purchaser declares in writing to the Seller,

and a copy to

Dr. Lothar Ende
Heuking Kühn Lüer Wojtek
Neuer Wall 63, 20354 Hamburg
Germany
Telefax +49 40 35 52 80 80
Email: l.ende@heuking.de

23. FINAL PROVISIONS

23.1 Applicable Law

This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the Federal Republic of Germany without regard to principles of conflicts of laws (*Internationales Privatrecht*) and excluding the Vienna United Nations Convention on Contracts for the international Sale of Goods of April 11, 1980.

23.2 Place of Jurisdiction

Place of jurisdiction for all legal disputes between the Parties arising from or in connection with this Agreement shall exclusively be Hamburg, in as far as this may be agreed under statutory law.

23.3 Amendments to this Agreement

Any amendments or supplements to this Agreement including this clause must be in writing and executed by the Parties to be valid unless a stricter form is mandated by statutory law (e.g. notarial deed).

23.4 Confidentiality

The Parties agree to treat as strictly confidential all information which they have received in connection with the negotiation and the conclusion or execution of this Agreement. Excepted from this is information which has become public knowledge or the disclosure of which is required by any laws, rules or regulations of any Governmental Authority or the rules and regulations of any applicable United States securities exchange or regulatory governmental body to which a Party is subject or submits.

The Parties shall consult one another as to the form and content of each press release or similar voluntary disclosure concerning the transactions under this Agreement or its publication.

23.5 Severability

Should a provision of this Agreement be or become void, invalid or infeasible either in full or in part, the validity and feasibility of all remaining provisions shall not be affected. The Parties agree to replace the void, invalid or infeasible provision with a valid and feasible provision which comes as close as possible to the economic intent and purpose of the void, invalid or infeasible provision regarding the object, volume, time, place or sphere of validity of said provision. This shall also apply to any omissions in this Agreement.

24. Reference

Reference is hereby made to the deed drawn by Notar Dr. Michael Bohrer as of June 27, 2018, URNr. 1673 /2018, the original of which was presented to the parties and was inspected by them. The parties know its content and waive their rights to have that deed read out again as well as to have that deed attached to this deed.

Read out by the Notar,
approved by the parties
and signed by them and the Notar

/s/ Mr. Philipp Cotta

/s/ Dr. Markus Ley

/s/ Dr. Lothar Ende

/s/ Dr. Michael Bohrer